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                                                                       Exhibit 5
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                                October 2, 1998



Avant! Corporation
46871 Bayside Parkway
Fremont, California 94538

          Re:   Avant! Corporation (the "Company")
                Registration Statement for
                an aggregate of 100,000 Shares of Common Stock

Ladies and Gentlemen:

          We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 50,000 shares of Common Stock available for issuance upon the Company's assumption of the options granted under ACEO Technology, Inc.'s 1996 Stock Option Plan and, (ii) 50,000 shares of Common Stock available for issuance under the options granted under Avant! Corporation Employment Agreement and Stock Option Agreement with Ruey-sing Wei. We advise you that, in our opinion, when such shares have been issued and sold under the applicable provisions of the 1996 Stock Option Plan, the Employment Agreement and Stock Option Agreement with Ruey-sing Wei and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of Avant! Corporation's Common Stock.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/  Gunderson Dettmer Stough Villeneuve
                                        Franklin & Hachigian, LLP
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                                        Gunderson Dettmer Stough Villeneuve
                                        Franklin & Hachigian, LLP